SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated this 8th day of June, 2007, to the Distribution Agreement dated August 10, 2004, as amended August 15, 2005 (the “Agreement”), is entered by and among Intrepid Capital Management Funds Trust, a Delaware statutory trust (the “Trust”), Intrepid Capital Management Inc., a Florida corporation (the “Advisor”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Trust intends to create an additional fund and amend the fees; and

WHEREAS, the parties desire to extend said Agreement to apply to the additional fund and the fees; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A and Exhibit B of the Agreement are hereby superseded and replaced with Exhibit A and Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

INTREPID CAPITAL MANAGEMENT	QUASAR DISTRIBUTORS, LLC
FUNDS TRUST

By: /s/ Mark F. Travis	By: /s/ James R. Schoenike

Name: Mark F. Travis	Name: James R. Schoenike

Title: President	Title: President

INTREPID CAPITAL MANAGEMENT INC.

By: /s/ Mark F. Travis

Name: Mark F. Travis

Title: President / C.E.O.

Exhibit A
to the Distribution Agreement

Fund Names

Separate Series of Intrepid Capital Management Trust Funds

Name of Series	Date Added

Intrepid Capital Fund	8-10-2004
Intrepid Capital Small Cap Fund	10-03-2005
Intrepid Income Fund	on or about 7/1/07